23 JANUARY 2006
TLS BETA PTE. LTD.
QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC.
PHARMACO INVESTMENTS LTD
(formerly known as Transfarma Holdings Limited)
ASIA PACIFIC PHARMACEUTICAL HOLDINGS PTE. LTD.

AMENDED & RESTATED
SHAREHOLDERS’ LOAN AGREEMENT

THIS AGREEMENT is made on 23 January 2006
Between:
(1)	TLS BETA PTE. LTD. (Co. Reg. No. 200500368D), a company incorporated in Singapore and having its registered office at 60B Orchard Road, #06-18 Tower 2 The Atrium @ Orchard, Singapore 238891 (TLS);
(2)	QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC. (Co. Reg. No. 807996), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America (QIV);
(3)	PHARMACO INVESTMENTS LTD (Co. Reg. No. LL04247) (formerly known as Transfarma Holdings Limited), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia (PharmaCo); and
(4)	ASIA PACIFIC PHARMACEUTICAL HOLDINGS PTE. LTD. (Co. Reg. No. 200501108N), a company incorporated in Singapore and having its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720 (Holdco).
Whereas:
(A) Pursuant to the Shareholders’ Agreement dated 28 January 2005 and made between TLS and PharmaCo (Shareholders’ Agreement), (i) TLS and PharmaCo have jointly incorporated Holdco; and (ii) Holdco has incorporated a private limited company in Singapore known as Asia Pacific Pharmaceutical Investments Pte. Ltd. (Co. Reg. No. 200503853W) with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720 (Newco1).
(B) Pursuant to the Shareholders’ Loan Agreement dated 28 January 2005 and made between TLS, PharmaCo and Holdco (Shareholders’ Loan Agreement), TLS and PharmaCo have agreed to extend to Holdco on demand by Holdco, shareholders’ loans of up to US$150,000,000, comprising cash facilities of up to an aggregate principal amount not exceeding US$100,000,000, of which up to US$25,000,000 is to be granted by PharmaCo and up to US$75,000,000 is to be granted by TLS (subject to adjustments). Pursuant to a letter dated 28 December 2005 and made between TLS, PharmaCo and Holdco (Top Up Loan Letter), the parties have agreed that the loans shall not be subject to adjustments and PharmaCo shall top up its loan by an additional amount.
(C) Pursuant to the Amended and Restated Shareholders’ Agreement dated the same date as this Agreement and made between TLS, PharmaCo and QIV (Amended and Restated Shareholders’ Agreement), TLS, PharmaCo and QIV have agreed that their relationship as shareholders in Holdco shall be governed by the terms of the Amended and Restated Shareholders’ Agreement.
(D) Under clause 14.1 of the Amended and Restated Shareholders’ Agreement, TLS, PharmaCo and QIV have agreed to extend shareholders’ loans of up to US$195,000,000 to Holdco.
(E) Pursuant to clause 8.4 of the Put and Call Option Agreement dated 28 January 2005 and made between PharmaCo, Holdco and TLS (Newco2 Put & Call Option Agreement), as supplemented by the first supplemental agreement dated 10 November 2005 and made between PharmaCo, Holdco and TLS and the second supplemental agreement dated the same date as this Agreement and made between PharmaCo, Holdco, TLS and QIV (Supplemental Agreements), on completion of the sale of all the issued shares in the capital of Newco2 by PharmaCo to Holdco (Newco2 Completion), Holdco has, as consideration for the shares in Newco2 purchased by it, allotted and issued to PharmaCo the Newco2 Consideration Shares (as defined below) and paid to

PharmaCo the amount of US$50,000,000 which is due and owing as a debt from Holdco to PharmaCo and treated as a loan from PharmaCo to Holdco under and subject to the terms of this Agreement (Newco2 Option Consideration Loan).
(F) Pursuant to clause 8.4 of the Put and Call Option Agreement dated the same date as this Agreement and made between QIV, Holdco, TLS and PharmaCo (Newco3 Put & Call Option Agreement), on completion of the sale of all the issued shares in the capital of Newco3 (as defined below) by QIV to Holdco (Newco3 Completion), Holdco will, as consideration for the shares in Newco3 purchased by it, allot and issue to QIV the Newco3 Consideration Shares (as defined below) and pay to QIV the amount of US$33,330,000 which shall be due and owing as a debt from Holdco to QIV and treated as a loan from QIV to Holdco under and subject to the terms of this Agreement (Newco3 Option Consideration Loan).
(G) This Agreement sets out the terms and conditions upon which TLS, PharmaCo and QIV have agreed to grant the shareholders’ loans referred to in Recital (D) above.
It is agreed as follows:
1.	Definitions And Interpretation
1.1 Words and expressions used in this Agreement shall have the meanings set out in the Schedule unless the context requires otherwise.
1.2 The Schedule forms part of this Agreement.
1A.	Amendment And Restatement
1A.1 With effect from the date of this Agreement and subject to clause 1A.2, the Shareholders’ Loan Agreement and the Top Up Loan Letter shall be amended and restated by replacing them in their entirety with the terms of this Agreement.
1A.2 Nothing in this Agreement shall affect any accrued rights or interests of the parties under the Shareholders’ Loan Agreement and Top Up Loan Letter existing immediately prior to the date of this Agreement.
2.	The Facilities
2.1 Subject to the terms and conditions herein contained, TLS, QIV and PharmaCo shall extend and make available to Holdco on demand by Holdco, cash facilities of up to an aggregate principal amount not exceeding US$111,670,000, of which up to US$65,000,000 is to be granted by TLS (Aggregate TLS Loan), up to US$31,670,000 is to be granted by QIV (QIV Cash Loan) and up to US$15,000,000 is to be granted by PharmaCo (PharmaCo Cash Loan). An additional loan shall be required to be extended by PharmaCo (PharmaCo Shortfall Loan) in accordance with clause 5.
2.2 The shareholders’ loans shall be extended by TLS, QIV and PharmaCo in four tranches as follows:
(a)	the first amounts of up to US$50,000,000 demanded by Holdco shall be extended by TLS (First Tranche TLS Loan);
(b)	in accordance with clause 5, the second tranche demanded by Holdco shall be extended by PharmaCo and shall comprise the PharmaCo Shortfall Loan;
(c) the third tranche of up to US$16,670,000 demanded by Holdco shall be extended by QIV; and

(d)	the fourth tranche of up to US$45,000,000 demanded by Holdco shall be extended by TLS, QIV and PharmaCo equally.
2.3 The parties acknowledge and agree that the Newco2 Option Consideration Loan has been fully drawn down and is owing from Holdco to PharmaCo (the PharmaCo Cash Loan, Newco2 Option Consideration Loan and PharmaCo Shortfall Loan are collectively referred to as the Aggregate PharmaCo Loan).
2.4 The parties acknowledge and agree that upon Newco3 Completion, the Newco3 Option Consideration Loan shall be treated as fully drawn down and owing from Holdco to QIV (the QIV Cash Loan and Newco3 Option Consideration Loan are collectively referred to as the Aggregate QIV Loan).
2.5 Holdco shall use the proceeds of the Aggregate TLS Loan, QIV Cash Loan, PharmaCo Cash Loan and PharmaCo Shortfall Loan:
(a)	to on-lend the same to Newco1 for the purpose of Newco1 acquiring patented and off-patent branded ethical research based pharmaceutical products or interest in companies which own patented and off-patent branded ethical research based pharmaceutical products, all acquisition related expenses (such as legal and due diligence fees), working capital requirements (such as the purchase of inventory) of Newco1 and transactional expenses of Newco1; and
(b)	for transactional and operational expenses of Holdco.
2.6 The loans referred to in clause 2.5 from Holdco to Newco1 shall carry such rate of interest (if any) as TLS, QIV, PharmaCo and Holdco may agree in writing.
3.	Agreement on Pharmalink’s Operating Profit For Fy2004
TLS, PharmaCo and QIV acknowledge and agree that PharmaLink’s Operating Profit for FY2004 as derived from PharmaLink’s Proforma Financial Statements 2004 is US$3,082,000.
4.	Agreement on Quintiles’ Operating Profit For Fy2004
TLS, PharmaCo and QIV acknowledge and agree that Quintiles’ Operating Profit for FY2004 as derived from Quintiles’ Proforma Financial Statements 2004 is US$3,255,000.
5.	Shortfall Loan
TLS, PharmaCo and QIV acknowledge and agree that the PharmaCo Shortfall Loan is US$802,950 calculated based on the following formula:

PharmaCo Shortfall Loan =	15.15 x	(US$3,135,000 – PharmaLink’s Operating Profit for FY2004)

6.	Draw down of Facilities
6.1 Subject to the provisions under this Agreement, each of the Aggregate TLS Loan, QIV Cash Loan, PharmaCo Cash Loan and PharmaCo Shortfall Loan may be drawn in such amounts (each a drawing) and at such times prior to the termination of this Agreement, as Holdco may in its sole discretion determine provided that:
(a)	no drawings shall be made on the QIV Cash Loan, PharmaCo Cash Loan and the PharmaCo Shortfall Loan unless and until the First Tranche TLS Loan has been fully drawn by Holdco;

(b)	the outstanding principal amount of the QIV Cash Loan to be provided by QIV shall not exceed US$31,670,000 at any time;
(c)	the outstanding principal amount of the PharmaCo Cash Loan to be provided by PharmaCo shall not exceed US$15,000,000 at any time; and
(d)	the outstanding principal amount of the Aggregate TLS Loan to be provided by TLS shall not exceed US$65,000,000 at any time.
6.2 When Holdco wishes to make a drawing under this Agreement, it will give TLS, QIV and/or PharmaCo (as the case may be) notice in writing not later than 3 p.m. (Singapore time) 10 Business Days prior to that on which the funds are required (or such lesser period as TLS, QIV or PharmaCo (as the case may be) may agree) specifying the amount of the proposed drawing, the Business Day on which it is to be made and the bank account to which payment is to be made.
6.3 Any notice under clause 6.2 will be irrevocable and oblige Holdco to borrow the amount stated on the date stated and will constitute a representation that at the date thereof the representations and warranties set out in clause 11 are true and correct as though they had been made at such date and that no Event of Default (which has not been waived in writing by TLS, QIV or PharmaCo (as the case may be)), nor any event which with the giving of notice and/or the lapse of time would be an Event of Default, has occurred.
7.	adjustments and draw downs made under shareholders’ loan agreement
7.1 Any adjustments that have been made to the First Tranche TLS Loan and First PharmaCo Loan (as defined in the Shareholders’ Loan Agreement) under the Shareholders’ Loan Agreement shall be deemed void and be of no effect on and from the date of this Agreement.
7.2 In the case where any part of the PharmaCo Cash Loan or the Aggregate TLS Loan (as defined in the Shareholders’ Loan Agreement) has been drawn pursuant to the terms of the Shareholders’ Loan Agreement (Old Drawings):
(a)	such Old Drawings shall be deemed to be drawn on the loans in the amount and manner set out in clause 6;
(b)	all interest accrued (if any) in respect of the Old Drawings shall be deemed to have accrued under the drawings set out in clause 6; and
(c)	where the priority of Old Drawings does not accord with the priority of drawings set out in clause 6, TLS, QIV or PharmaCo (as the case may be) shall pay the relevant party such amount to give effect to the priority of drawings set out in clause 6. Any amount payable by TLS, QIV or PharmaCo (as the case may be) under this clause 7.2(c) to the relevant party shall be made in cash to a bank account designated by the relevant party within 10 Business Days from the date of this Agreement.
8.	Interest
The Loans shall carry such rate of interest (if any) as TLS, QIV, PharmaCo and Holdco may agree in writing.
9.	Repayment
9.1 Subject to clauses 12, 13, 14, 15, 16 and the other provisions hereof, Holdco shall repay the total amounts drawn down and owing under the Loans in full on the earliest of the following:
(a) upon the joint written demand of TLS, QIV and PharmaCo at any time;

(b)	upon the written demand of any of TLS, QIV or PharmaCo at any time after the expiry of 5 years after the date of this Agreement, irrespective of whether or not any of the Aggregate TLS Loan, QIV Cash Loan, PharmaCo Cash Loan and PharmaCo Shortfall Loan has been fully drawn down; or
(c)	upon the written demand of any of TLS, QIV or PharmaCo at any time after the expiry of 2 years after an initial public offering of the shares in the capital of Holdco, Newco1 or any company within the Holdco group established or to be established for such purpose.
9.2 Any loan repayment to be made by Holdco pursuant to a demand under clauses 9.1 and 12, shall where the loan is due to each of TLS, QIV and PharmaCo, be made strictly on a proportionate basis where the total amount to be repaid by Holdco shall be apportioned between TLS, QIV and PharmaCo pro rata to the principal amount owing by Holdco to TLS, the principal amount owing by Holdco to QIV, and the principal amount owing by Holdco to PharmaCo, at the time of repayment.
10.	Taxes
10.1 All sums payable by Holdco under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.
10.2 If:
(a)	Holdco or any other person is required by law to make any deduction or withholding on account of any such tax or other amount from any sum paid or payable by Holdco to TLS, QIV or PharmaCo (as the case may be) under this Agreement; or
(b)	TLS, QIV or PharmaCo (as the case may be) (or any person on its behalf) is required by law to make any deduction or withholding from, or (except on account of tax on the overall net income of TLS, QIV or PharmaCo (as the case may be)) any payment on or calculated by reference to the amount of, any sum received or receivable by TLS, QIV or PharmaCo (as the case may be) under this Agreement:
(i)	Holdco shall notify TLS, QIV or PharmaCo (as the case may be) of any such requirement or any change in any such requirement as soon as it becomes aware of it;

(ii)	Holdco shall pay any such tax or other amount before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Holdco) for its own account or (if that liability is imposed on TLS, QIV or PharmaCo (as the case may be)) on behalf of and in the name of TLS, QIV or PharmaCo (as the case may be); and

(iii)	the sum payable by Holdco in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, TLS, QIV or PharmaCo (as the case may be) receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made.
10.3 All sums payable to TLS, QIV or PharmaCo (as the case may be) under this Agreement are exclusive of any goods and services tax or other value added tax (whether imposed in Singapore or elsewhere) which shall where applicable be paid by Holdco in addition to the sums otherwise payable at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.
11.	Representations, Warranties And Undertakings
11.1 Holdco represents and warrants as follows:
(a)	all necessary corporate and other action has been taken to authorise it to enter into this Agreement and perform the transactions contemplated under this Agreement, to ensure that those obligations are legally binding and enforceable and to make this Agreement admissible in evidence in the courts of Singapore and any other relevant jurisdictions;
(b)	no limit on the borrowing powers of Holdco or its directors will be exceeded as a result of any drawing made pursuant to this Agreement, and the provisions under this Agreement will constitute valid, binding and enforceable obligations on Holdco’s part;
(c)	each of Holdco and Newco1 is a company with limited liability duly incorporated and validly existing under the laws of Singapore and has the power and authority to own assets and to conduct the business which it conducts and/or purports to conduct;
(d)	the execution, delivery and performance of this Agreement is or will when executed be within its corporate powers, and do not or will not contravene any law or any contractual restriction binding on it or any provision of its Memorandum and Articles of Association;
(e)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate (i) any law to which it is subject or (ii) any of its constitutive documents (where applicable) or (iii) any agreement to which it is a party or which is binding on it or its assets, and do not and will not result in the existence of, or oblige it to create, any security over those assets;
(f)	there is no provision of any existing mortgage, trust deed, contract, licence, franchise, concession or agreement binding on it which is being contravened or breached by the acceptance by Holdco of the facilities or the execution by it of this Agreement or by its performance or observance of any of its obligations hereunder;
(g)	no legal proceeding, suit or action of any kind whatsoever is current or pending (i) to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or (ii) which may materially and adversely affect its or Newco1’s ability to perform its respective obligations under any agreements binding on it;
(h)	no Event of Default has occurred or is continuing, and no event or circumstance which, if it had continued after the giving of any notice, the expiry of any grace period, and/or the making of any determination by TLS, QIV or PharmaCo provided for in clause 12.2 would become an Event of Default;
(i)	neither it nor Newco1 is in default in the payment or performance of any of its respective obligations for borrowed moneys, or in respect of any other liabilities; and
(j)	(i) there is no material adverse change in its or Newco1’s business, management, assets, financial position or operating environment; and (ii) there are no other conditions which will materially and adversely affect its ability to perform its obligations under this Agreement, and each of the representations and warranties in this clause 11.1 shall survive and continue to have full force and effect after the execution of this Agreement and Holdco hereby warrants that the above representations and warranties will be true and correct and fully observed until all sums outstanding under this Agreement are fully paid and no sums remain to be lent under this Agreement as if repeated thereby by reference to the then existing circumstances.
11.2 Holdco undertakes to deliver to each of TLS, QIV and PharmaCo a certified copy of a resolution of Holdco’s board of directors authorising its entry into and performance of this Agreement as soon as reasonably practicable and in any event within 14 days from the date of this Agreement.
12.	Events of Default
12.1 If at any time and for any reason, whether within or beyond the control of any party to this Agreement, any of the following events occurs, such an occurrence shall constitute an event of default by Holdco or Newco1 (as the case may be) (Event of Default) under this Agreement:
(a)	Holdco shall default in the payment of any sum to TLS, QIV or PharmaCo (whether of principal or any other sums payable under this Agreement);
(b)	Holdco does not use any or all of the Aggregate TLS Loan, QIV Cash Loan, PharmaCo Cash Loan and PharmaCo Shortfall Loan for the purposes stated under clause 2.5 or for such other purpose as may be agreed in writing between TLS, QIV and PharmaCo;
(c)	any representation, warranty or statement by Holdco made to TLS, QIV and PharmaCo under this Agreement is incorrect, untrue or not complied with in any respect;
(d)	Holdco does not perform or comply with any one or more of Holdco’s covenants, conditions or obligations under this Agreement;
(e)	any other indebtedness in respect of Holdco’s or any indebtedness in respect of Newco1’s borrowed money, (i) is not paid when due or within any applicable grace period in any agreement relating to that indebtedness or (ii) becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of any actual or potential event of default or the like (howsoever described) or any facility relating to such indebtedness is or is declared to be or is capable of being cancelled before its normal expiry date or any person otherwise entitled to use any such facility is not so entitled;
(f)	it is or will become unlawful for Holdco to perform or comply with any one or more of its obligations under this Agreement;
(g)	any step is taken by Holdco or Newco1 or any person, an application is made or a petition is presented or an order is made or a resolution is passed or analogous proceedings are commenced for the receivership, judicial management, dissolution, liquidation or winding up (whether voluntary or compulsory) of Holdco or Newco1 (as the case may be);
(h)	Holdco or Newco1 becomes insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of Holdco’s or Newco1’s (as the case may be) debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of Holdco’s or Newco1’s (as the case may be) indebtedness (or of any part of Holdco’s or Newco1’s (as the case may be) indebtedness which Holdco or Newco1 (as the case may be) will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of Holdco’s or Newco1’s (as the case may be) creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of Holdco’s or Newco1’s (as the case may be) indebtedness;
(i)	a distress, attachment, execution or other legal process is levied, enforced or issued on or against any part of Holdco’s or Newco1’s assets or property;

(j)	any guarantee of any obligation given by Holdco or Newco1 is not honoured when due and called upon;
(k) Holdco or Newco1 shall cease or threaten to cease to carry on its business;
(l)	any action, condition or thing (including the obtaining of any necessary consent) at any time required to be taken, fulfilled or done for any of the purposes stated in clause 11.1(a) is not taken, fulfilled or done or any such consent ceases to be in full force and effect or any condition in or relating to any such consent is not complied with;
(m)	any legal proceedings, suit or action of any kind whatsoever (whether criminal or civil) be instituted against Holdco or Newco1 which in the opinion of TLS, QIV or PharmaCo (as the case may be) materially and adversely affect the ability of Holdco or Newco1 (as the case may be) to perform its obligations under any agreements binding on it;
(n)	Holdco or Newco1 is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act, Cap. 50;
(o)	a notice or proposal for compulsory acquisition of any of the assets or properties of Holdco or Newco1 shall be issued or made under or by virtue of an Act of Parliament or other statutory provision, or if any step is taken by any person or agency with a view to the confiscation, seizure, compulsory acquisition, expropriation or nationalism of any part of the assets or property of Holdco or Newco1 (as the case may be);
(p)	this Agreement ceases for any reason or is claimed by Holdco not to be the legal and valid obligations of Holdco binding upon it in accordance with its terms or this Agreement for any reason ceases to apply or is claimed by Holdco not to apply to the obligations and the liabilities therein secured;
(q)	there shall occur (i) a material adverse change in the business, management, assets, financial position or operating environment of Holdco or Newco1 or (ii) other conditions, which in the opinion of TLS, QIV or PharmaCo (as the case may be) materially and adversely affect the ability of Holdco or Newco1 to perform its obligations under any agreements binding on it;
(r)	Holdco or Newco1 shall commit any material breach or default of its obligations under any agreements binding on it;
(s)	a deadlock has arisen under clause 28 of the Amended and Restated Shareholders’ Agreement and is not resolved after the negotiation period of 21 days following the appointment of the mediators as referred to in clause 28.3 of the Amended and Restated Shareholders’ Agreement;
(t)	any event occurs or circumstances arise which, in the opinion of TLS, QIV or PharmaCo (as the case may be) (i) gives reasonable grounds for believing that Holdco may not (or may be unable to) perform or comply with any one or more of Holdco’s obligations under this Agreement or (ii) has or could have any other material adverse effect on Holdco or Newco1; or
(u)	any event occurs which, under the laws of any applicable jurisdiction, has an analogous or equivalent effect to any of the events referred to in this clause 12.1.
12.2 Any of TLS, QIV and PharmaCo (each, a Lender) may at any time after the occurrence of an Event of Default by notice in writing to the other two Lenders (Event of Default Notice) notify them of the occurrence of an Event of Default. Each of the other two Lenders shall within 10 Business Days upon receipt of the Event of Default Notice give notice in writing to the first Lender indicating whether or not it elects to join the first Lender in declaring the occurrence of such Event of Default. If any one or two of the other two Lenders fail(s) to serve such notice upon the expiry of the aforesaid 10-Business Day period, it (they) shall be deemed to have elected not to join the first Lender in declaring the occurrence of such Event of Default. The declaring Lender(s) shall immediately upon expiry of the aforesaid 10-Business Day period by notice in writing to Holdco declare the occurrence of an Event of Default whereupon:
(a)	any and all amounts outstanding to the declaring Lender(s) under the Loans shall become immediately due and payable to the declaring Lender(s) without any demand or notice which is hereby expressly waived;
(b)	the declaring Lender(s) shall be entitled to exercise forthwith all or any of its(their) respective rights, powers or remedies under this Agreement; and
(c)	any and all of the obligations of the declaring Lender(s) under this Agreement shall be automatically cancelled (including the commitment of the declaring Lender(s) to extend the facilities under clause 2.1).
12.3 All payments to be made by Holdco to the declaring Lender(s) under clause 12.2 shall be applied as follows:
(a)	if there is only one declaring Lender, all payments to be made by Holdco under clause 12.2 shall be made to the declaring Lender; and
(b)	if there are two or three declaring Lenders, all payments to be made by Holdco under clause 12.2 shall be made to the declaring Lenders pro-rata to the amount of Loans owing by Holdco to the declaring Lenders.
For the avoidance of doubt, the non-declaration of an Event of Default by the non-declaring Lender(s) shall be without prejudice to the rights of the non-declaring Lender(s) to declare the occurrence of an Event of Default in respect of such Event of Default or any other Event of Default at any time.
13.	PharmaCo Event of Default
13.1 If at any time and for any reason, whether within or beyond the control of any party to this Agreement, PharmaCo or ZPH (as the case may be) commits a material breach of any covenants, conditions or obligations on its part to be performed and observed under any of the Transaction Documents to which it is a party, and where such breach is capable of remedy, PharmaCo or ZPH (as the case may be) shall have failed to remedy such breach to the reasonable satisfaction of TLS and QIV (i) within the period of 30 days in respect of a breach under any of the Transaction Documents (except for the Newco2 Distribution Agreement and the Newco2 Services Agreement); or (ii) as soon as possible, but in any event, no later than 90 days in respect of a breach under the Newco2 Distribution Agreement or the Newco2 Services Agreement, following written notification from TLS and/or QIV that such breach has occurred, such an occurrence shall constitute an event of default by PharmaCo (PharmaCo Event of Default) under this Agreement.
13.2 Each of TLS and QIV may at any time after the occurrence of a PharmaCo Event of Default by notice in writing to the other (PharmaCo Event of Default Notice) notify it of the occurrence of a PharmaCo Event of Default. QIV or TLS (as the case may be) shall within 10 Business Days upon receipt of the PharmaCo Event of Default Notice give notice in writing to TLS or QIV (as the case may be) indicating whether or not it elects to join TLS or QIV (as the case may be) in declaring the occurrence of such PharmaCo Event of Default. If QIV or TLS (as the case may be) fails to serve such notice upon the expiry of the aforesaid 10-Business Day period, it shall be deemed to have elected not to join TLS or QIV (as the case may be) in declaring the occurrence of such PharmaCo Event of Default. TLS and/or QIV who is(are) the declaring Lender(s) shall immediately upon expiry of the aforesaid 10-Business Day period by notice in writing to PharmaCo declare the occurrence of a PharmaCo Event of Default whereupon:

(a)	any and all amounts outstanding to the declaring Lender(s) under the Loans shall become immediately due and payable to the declaring Lender(s) without any demand or notice which is hereby expressly waived;
(b)	the declaring Lender(s) shall be entitled to exercise forthwith all or any of its or their rights, powers or remedies under this Agreement; and
(c)	any and all of the obligations of the declaring Lender(s) under this Agreement shall be automatically cancelled (including the commitment to extend the facilities under clause 2.1).
13.3 All payments to be made by Holdco to the declaring Lender(s) under clause 13.2 shall be applied as follows:
(a)	if only one of TLS or QIV is a declaring Lender, all payments to be made by Holdco under clause 13.2 shall be made to the declaring Lender; and
(b)	if both TLS and QIV are declaring Lenders, all payments to be made by Holdco under clause 13.2 shall be made to TLS and QIV pro-rata to the amount of Loans owing by Holdco to TLS and QIV.
For the avoidance of doubt, the non-declaration of a PharmaCo Event of Default by TLS and/or QIV shall be without prejudice to the rights of TLS and/or QIV to declare the occurrence of a PharmaCo Event of Default at any time.
14.	QIV Event Of Default
14.1 If at any time and for any reason, whether within or beyond the control of any party to this Agreement, QIV or QTC (as the case may be) commits a material breach of any covenants, conditions or obligations on its part to be performed and observed under any of the Transaction Documents to which it is a party, and where such breach is capable of remedy, QIV or QTC (as the case may be) shall have failed to remedy such breach to the reasonable satisfaction of TLS and PharmaCo (i) within the period of 30 days in respect of a breach under any of the Transaction Documents (except for the Newco3 Master Services Agreements); or (ii) as soon as possible, but in any event, no later than 90 days in respect of a breach under any of the Newco3 Master Services Agreements, following written notification from TLS and/or PharmaCo that such breach has occurred, such an occurrence shall constitute an event of default by QIV (QIV Event of Default) under this Agreement.
14.2 Each of TLS and PharmaCo may at any time after the occurrence of a QIV Event of Default by notice in writing to the other (QIV Event of Default Notice) notify it of the occurrence of a QIV Event of Default. PharmaCo or TLS (as the case may be) shall within 10 Business Days upon receipt of the QIV Event of Default Notice give notice in writing to TLS or PharmaCo (as the case may be) indicating whether or not it elects to join TLS or PharmaCo (as the case may be) in declaring the occurrence of such QIV Event of Default. If PharmaCo or TLS (as the case may be) fails to serve such notice upon the expiry of the aforesaid 10-Business Day period, it shall be deemed to have elected not to join TLS or PharmaCo (as the case may be) in declaring the occurrence of such QIV Event of Default. TLS and/or PharmaCo who (is)are the declaring Lender(s) shall immediately upon expiry of the aforesaid 10-Business Day period by notice in writing to QIV declare the occurrence of a QIV Event of Default whereupon:
(a)	any and all amounts outstanding to the declaring Lender(s) under the Loans shall become immediately due and payable to the declaring Lender(s) without any demand or notice which is hereby expressly waived;
(b)	the declaring Lender(s) shall be entitled to exercise forthwith all or any of its or their rights, powers or remedies under this Agreement; and

(c)	any and all of the obligations of the declaring Lender(s) under this Agreement shall be automatically cancelled (including the commitment to extend the facilities under clause 2.1).
14.3 All payments to be made by Holdco to the declaring Lender(s) under clause 14.2 shall be applied as follows:
(a)	if only one of TLS or PharmaCo is a declaring Lender, all payments to be made by Holdco under clause 14.2 shall be made to the declaring Lender; and
(b)	if both TLS and PharmaCo are declaring Lenders, all payments to be made by Holdco under clause 14.2 shall be made to TLS and PharmaCo pro-rata to the amount of Loans owing by Holdco to TLS and PharmaCo.
For the avoidance of doubt, the non-declaration of a QIV Event of Default by TLS and/or PharmaCo shall be without prejudice to the rights of TLS and/or PharmaCo to declare the occurrence of a QIV Event of Default at any time.
15.	TLS Event of Default
15.1 If at any time and for any reason, whether within or beyond the control of any party to this Agreement, TLS commits a material breach of any covenants, conditions or obligations on its part to be performed and observed under any of the Transaction Documents to which it is a party, and where such breach is capable of remedy, TLS shall have failed to remedy such breach to the reasonable satisfaction of PharmaCo and QIV within the period of 30 days following written notification from PharmaCo and/or QIV that such breach has occurred, such an occurrence shall constitute an event of default by TLS (TLS Event of Default) under this Agreement.
15.2 Each of PharmaCo and QIV may at any time after the occurrence of a TLS Event of Default by notice in writing to the other (TLS Event of Default Notice) notify it of the occurrence of a TLS Event of Default. QIV or PharmaCo (as the case may be) shall within 10 Business Days upon receipt of the TLS Event of Default Notice give notice in writing to PharmaCo or QIV (as the case may be) indicating whether or not it elects to join PharmaCo or QIV (as the case may be) in declaring the occurrence of such TLS Event of Default. If QIV or PharmaCo (as the case may be) fails to serve such notice upon the expiry of the aforesaid 10-Business Day period, it shall be deemed to have elected not to join PharmaCo or QIV (as the case may be) in declaring the occurrence of such TLS Event of Default. PharmaCo and/or QIV who (is)are declaring Lender(s) shall immediately upon expiry of the aforesaid 10-Business Day period by notice in writing to TLS declare the occurrence of a TLS Event of Default whereupon:
(a)	any and all amounts outstanding to the declaring Lender(s) under the Loans shall become immediately due and payable to the declaring Lender(s) without any demand or notice which is hereby expressly waived;
(b)	the declaring Lender(s) shall be entitled to exercise forthwith all or any of its or their rights, powers or remedies under this Agreement; and
(c)	any and all of the obligations of the declaring Lender(s) under this Agreement shall be automatically cancelled (including the commitment to extend the facilities under clause 2.1).
15.3 All payments to be made by Holdco to the declaring Lender(s) under clause 15.2 shall be applied as follows:
(a)	if only one of PharmaCo or QIV is a declaring Lender, all payments to be made by Holdco under clause 15.2 shall be made to such declaring Lender; and

(b)	if both PharmaCo and QIV are declaring Lenders, all payments to be made by Holdco under clause 15.2 shall be made to PharmaCo and QIV pro-rata to the amount of Loans owing by Holdco to PharmaCo and QIV.
For the avoidance of doubt, the non-declaration of a TLS Event of Default by PharmaCo and/or QIV shall be without prejudice to the rights of PharmaCo and/or QIV to declare the occurrence of a TLS Event of Default at any time.
16.	Repayment Upon Exercise of QIV Put Option or TLS and PharmaCo Call Option
QIV may at the completion of the sale and purchase of shares under the QIV Put Option or TLS and PharmaCo Call Option (QIV Repayment Event) or at any time thereafter by notice in writing declare the occurrence of a QIV Repayment Event whereupon:
(a)	any and all amounts outstanding to QIV under the Loans shall become immediately due and payable to QIV without any demand or notice which is hereby expressly waived;
(b)	QIV shall be entitled to exercise forthwith all or any of its rights, powers or remedies under this Agreement; and
(c)	any and all of the obligations of QIV under this Agreement shall be automatically cancelled (including the commitment to extend the facilities under clause 2.1).
17.	Expenses And Stamp Duty
Whether or not any of the Aggregate TLS Loan, QIV Cash Loan, PharmaCo Cash Loan and PharmaCo Shortfall Loan is utilised under this Agreement, Holdco shall pay on a full indemnity basis:
(a)	on demand, all costs and expenses (including legal costs on an indemnity basis) incurred by TLS, QIV and/or PharmaCo (as the case may be) in protecting or enforcing any of its rights under this Agreement and/or any such amendment or waiver; and
(b)	promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment or waiver, and shall indemnify TLS, QIV or PharmaCo (as the case may be) against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.
18.	Illegality
18.1 If any change in or introduction of any applicable law, regulation or treaty, or any change in the interpretation or application thereof, shall make it unlawful under this Agreement for TLS, QIV or PharmaCo (as the case may be) to make available or fund or maintain any of the Loans or drawings, TLS, QIV or PharmaCo (as the case may be) shall give notice thereof to Holdco, whereupon Holdco will repay all amounts outstanding under this Agreement together with any other amounts payable to TLS, QIV or PharmaCo (as the case may be) under this Agreement within such period as may be permitted by such law, regulation or treaty, or the change in the interpretation or application thereof, or, if no such period is stated therein, forthwith.
18.2 If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

19.	Waivers, Rights and Remedies
19.1 No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
19.2 The rights and remedies of any party under or pursuant to this Agreement are several, cumulative, may be exercised independently of the other parties and as often as such party considers appropriate and are in addition to its rights and remedies under general law.
20.	Assignment
20.1 Each of TLS, QIV and PharmaCo hereby undertakes to the other parties that in the event it transfers any of its shares in the capital of Holdco (Transferor) to any person (Transferee), it shall transfer to the Transferee, and ensure that the Transferee accepts a transfer of, a proportion of the relevant Loan(s) equal to the proportion which the number of shares the subject of such transfer shall bear to the aggregate number of shares held by the Transferor in Holdco immediately prior to such share transfer, in accordance with clause 24.10 of the Amended and Restated Shareholders’ Agreement Provided that this provision shall not apply to (a) a transfer of QIV’s shares in Holdco pursuant to the exercise of the QIV Put Option or TLS and PharmaCo Call Option and (b) a transfer of any party’s shares in Holdco pursuant to clause 25 of the Amended and Restated Shareholders’ Agreement. In any other case:
(i)	any of TLS, QIV and PharmaCo may at its own cost and expense by giving the other parties and Holdco 7 Business Days’ written notice assign all or any part of its rights (but not its obligations) under this Agreement, Provided however that if such assignment is made to a party or parties other than affiliates of TLS, QIV or PharmaCo (as the case may be), the assigning party shall first obtain the written consent of the other parties of this Agreement to the assignment; and

(ii)	any of TLS, QIV and PharmaCo may, without the consent of Holdco but with the written consent of the other parties, transfer all or any part of its obligations under this Agreement.
20.2 Holdco may not assign all or any part of its rights and/or transfer all or any part of its obligations under this Agreement without the prior written consent of TLS, QIV and PharmaCo.
20.3 Save as provided in this clause 20, none of the parties shall assign any of its rights and benefits under this Agreement without the prior written consent of the other parties.
21.	Time Of Essence
Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended, the aforesaid time shall be of the essence.
22.	Notices
22.1 Any notice or other communication to be given by one party to another under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 22.2 or delivering it by hand or sending it by pre-paid post, to the address set out in clause 22.2, and in each case marked for the attention of the relevant party set out in clause 22.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 22). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail), provided that in each case where delivery by hand or by fax occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.
References to time in this clause are to local time in the country of the addressee.
22.2 The addresses and fax numbers of the parties for the purpose of clause 22.1 are as follows:

(a)	TLS
	Address:	60B Orchard Road
#06-18 Tower 2 The Atrium @ Orchard
Singapore 238891
	Fax:	+65 6828 6137
	For the attention of:	Tan Suan Swee/Derek Lau/Dawn Chan

(b)	QIV
	Address:	c/o Quintiles Transnational Corp.
4709 Creekstone Drive
Durham, NC 27560, United States of America
	Fax:	+1 919 998 2759
	For the attention of:	John Russell, Esq., General Counsel

(c)	PharmaCo
	Address:	c/o Interpharma Asia Pacific Ltd
6-8 Harbour Road
13th Floor Shui On Center
Wanchai, Hong Kong
	Fax:	+852 2877 5647
	For the attention of:	Chief Financial Officer

(d)	Holdco
	Address:	150 Beach Road#25-03/04
The Gateway West
Singapore 189720
	Fax:	+65 6396 5710
	For the attention of:	Chief Financial Officer

With a copies to:

(i)	TLS
	Address:	60B Orchard Road
#06-18 Tower 2 The Atrium @ Orchard
Singapore 238891
	Fax:	+65 6828 6137
	For the attention of:	Tan Suan Swee/Derek Lau/Dawn Chan

(ii)	QIV
	Address:	c/o Quintiles Transnational Corp.
4709 Creekstone Drive
Durham, NC 27560, United States of America
	Fax:	+1 919 998 2759
	For the attention of:	John Russell, Esq., General Counsel

(iii)	PharmaCo
	Address:	c/o Interpharma Asia Pacific Ltd
6-8 Harbour Road
13th Floor Shui On Center
Wanchai, Hong Kong
	Fax:	+852 2877 5647
	For the attention of:	Chief Financial Officer; and
22.3 A party may notify the other parties of a change to its name, relevant addressee, address or fax number for the purposes of this clause 22 provided that, such notice shall only be effective on:
(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date following 5 Business Days after notice of any change has been given.
22.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.
23.	Counterparts
This Agreement may be executed by the parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
24.	Governing Law and Arbitration
24.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of Singapore.
24.2 Any dispute, whether contractual or not, arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration in Geneva, conducted in the manner set out below. The UNCITRAL Arbitration Rules shall govern any arbitration under this clause 24.
24.3 The arbitration tribunal shall consist of 3 arbitrators, one to be appointed by each of TLS, QIV and PharmaCo. The language of the arbitration shall be English.
24.4 Any dispute over the applicability of this clause 24 and/or the UNCITRAL Arbitration Rules shall be referred to the arbitration tribunal, who shall use best efforts to deliver a decision, reached without holding an oral hearing if the arbitration tribunal so determines, to resolve the dispute within 21 days after the matter is referred to it. The decision of the arbitration tribunal shall be final and binding on the parties.
24.5 The parties agree to appoint the International Chamber of Commerce to administrate the arbitration proceedings.

25.	No Rights Under Contracts (Rights of Third Parties) Act (Cap. 53B)
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.
26.	Further Assurance
Each of the parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and/or give effect to this Agreement and the transactions contemplated under it.

THE SCHEDULE
INTERPRETATION
In this Agreement and the Schedule, unless the context otherwise requires:
(i)	the following words shall have the following meanings:

Business Day means a day (excluding Saturdays, Sundays and public holidays) on which banks generally are open in Singapore, Hong Kong and the United States for the transaction of normal banking business;

drawings has the meaning given to it by clause 6;

FY2004 means financial year ended 31 December 2004;

Loans means the Aggregate TLS Loan, Aggregate QIV Loan and Aggregate PharmaCo Loan advanced or to be advanced by the relevant party to this Agreement or, as the case may be, the outstanding principal amount of such loans, and a Loan shall be construed accordingly;

Newco2 means PharmaLink Asia Pacific Pte. Ltd. (Co. Reg. No. 200500937C), a private limited company incorporated in Singapore with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720;

Newco2 Consideration Shares shall have the meaning ascribed to “Consideration Shares” in the Newco2 Put & Call Option Agreement;

Newco2 Distribution Agreement shall have the meaning ascribed to “Distribution Agreement” in the Newco2 Put & Call Option Agreement;

Newco2 Master Business Transfer Agreement shall have the meaning ascribed to “Master Business Transfer Agreement” in the Newco2 Put & Call Option Agreement;

Newco2 Services Agreement shall have the meaning ascribed to “Services Agreement” in the Newco2 Put & Call Option Agreement;

Newco2 Term Loan Facility Agreements shall have the meaning ascribed to “Term Loan Facility Agreements” in the Newco2 Put & Call Option Agreement;

Newco3 means Innovex Asia Holdings Pte. Ltd. (Co. Reg. No.: 200515117Z), a private limited company incorporated in Singapore with its registered office at 9 Raffles Place, #32-00 Republic Plaza, Singapore 048619;

Newco3 Completion Date means the date on which Newco3 Completion occurs;

Newco3 Consideration Shares shall have the meaning ascribed to “Consideration Shares” in the Newco3 Put & Call Option Agreement;

Newco3 Master Business Transfer Agreement shall have the meaning ascribed to “Master Business Transfer Agreement” in the Newco3 Put & Call Option Agreement;

Newco3 Master Services Agreements shall have the meaning ascribed to “Master Services Agreements” in the Newco3 Put & Call Option Agreement;

Newco3 Term Loan Facility Agreements shall have the meaning ascribed to “Term Loan Facility Agreements” in the Newco3 Put & Call Option Agreement;

PharmaLink Business means the business of providing (a) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (b) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and development programmes under the name and style of “PharmaLink” as an unincorporated business division of ZPH and its subsidiaries;

PharmaLink’s Operating Profit means the earnings before interest and tax of the PharmaLink Business. It shall be calculated after deducting (a) management fees paid to ZPH and its subsidiaries engaged in the PharmaLink Business of up to 2% of revenue (with revenue defined as invoiced sales exclusive of value added tax, goods and services and other consumption tax); and (b) distribution charges paid to ZPH and its subsidiaries in connection with the PharmaLink Business. It shall exclude (i) non-recurring extraordinary or exceptional operating profit including any gains made or losses incurred on disposals of fixed assets; and (ii) amounts written back for doubtful debts, provisions for obsolescence or other payables created in periods prior to 1 January 2004;

PharmaLink’s Proforma Financial Statements 2004 means the proforma financial statements for the PharmaLink Business for FY2004, prepared on a basis consistent with the normal basis of preparation of management accounts, using the same accounting principles, policies and practices, and, so far as consistent with the foregoing, International Financial Reporting Standards (or GAAP under which ZPH reports). The proforma financial statements should reflect all costs of running the business on a stand alone basis;

QIV Put Option shall have the meaning ascribed to “Vendor Put Option” in the Newco3 Put & Call Option Agreement;

QTC means Quintiles Transnational Corp. (Co. Reg. No. 0274393), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America;

Quintiles’ Business means the business providing sales and marketing services in India, Korea, Australia and New Zealand for ethical research based pharmaceutical products through contract sales organisation arrangements under the name and style of “Innovex”;

Quintiles’ Operating Profit means the earnings before interest and tax of Quintiles’ Business. It shall be calculated after (a) including or excluding (as the case may be) a share of common overhead expenses for shared services in the respective countries in which Quintiles’ Business is carried on and (b) including information technology support expenses paid to QTC. It shall exclude (i) non-recurring extraordinary or exceptional operating profit including any gains made or losses incurred on disposals of fixed assets; and (ii) amounts written back for doubtful debts, provisions for obsolescence or other payables created in the periods prior to 1 January 2004;

Quintiles’ Proforma Financial Statements 2004 means the proforma financial statements for Quintiles’ Business for FY2004, prepared on a basis consistent with the normal basis of preparation of management accounts, using the same accounting principles, policies and practices, and, so far as consistent with the foregoing, International Financial Reporting Standards (or GAAP under which QTC reports). The proforma financial statements should reflect all costs of running the business on a stand alone basis;

TLS and PharmaCo Call Option shall have the meaning ascribed to “TLS and PharmaCo Call Option” in the Newco3 Put & Call Option Agreement;

Transaction Documents means:
(a)	(i) this Agreement, (ii) the Amended and Restated Shareholders’ Agreement, (iii) the Newco2 Put & Call Option Agreement as supplemented by the Supplemental Agreements and (iv) the Newco3 Put & Call Option Agreement;

(b)	the Newco2 Master Business Transfer Agreement, Newco2 Term Loan Facility Agreements, Newco2 Services Agreement and Newco2 Distribution Agreement; and

(c)	the Newco3 Master Business Transfer Agreement, Newco3 Term Loan Facility Agreements and Newco3 Master Services Agreements,
and includes any such agreement as amended from time to time; and

ZPH means Zuellig Pharma Holdings Limited (Co. Reg. No. LL01201), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia;

(ii)	references in this Agreement to any party include, where appropriate, that party’s personal representatives and successors in title;

(iii)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(iv)	words importing the singular shall, unless the context otherwise requires, include the plural and vice versa; and words importing a specific gender shall include the other genders (i.e. male, female and neuter);

(v)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(vi)	references to a statutory provision shall include such provision and any regulations made in pursuance thereof as may from time to time be modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;

(vii)	references to any legal term used in any applicable jurisdiction (other than Singapore) for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall be deemed to include the legal concept which most nearly approximates in Singapore to that legal term;

(viii)	references to any transactions effected on or before completion include the combined result of two or more transactions, the first of which shall have taken place (or be deemed to have taken place) or the commencement of which shall have occurred (or be deemed to have occurred) on or before completion;

(ix)	references to clauses, Recitals and Schedule are to the clauses of, recitals of, and schedule to, this Agreement;

(x)	references to borrowed money includes any indebtedness (1) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of “off-balance sheet” financing) or (2) for the deferred purchase price of assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading);

(xi)	a guarantee also includes an indemnity, and any other obligation (howsoever described) of any person to pay, purchase, provide funds for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and guaranteed shall be construed accordingly);

(xii)	references to indebtedness includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money;

(xiii)	something having a material adverse effect on a person is to it having a material adverse effect (1) on its financial condition or business/operations or on the consolidated financial condition or business/operations of it and its subsidiaries or (2) on its ability to perform and comply with its obligations under this Agreement;

(xiv)	the word affiliate means, with respect to any person, any other person controlling, controlled by, or under common control with, such person; and

(xv)	the word control (including its correlative meanings, controlled by, controlling and under common control with) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation or control of the composition of the board of directors of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

This Agreement has been signed by or on behalf of the parties on the date stated at the beginning of the document.

SIGNED By Derek Lau	)	/s/ Derek Lau
)
for and on behalf of	)
TLS BETA PTE. LTD.	)
in the presence of: Dawn Chan	)	/s/ Dawn Chan

SIGNED By Ron Wooten, President	)	/s/ Ron Wooten
)
for and on behalf of	)
QUINTILES ASIA PACIFIC	)
COMMERCIAL HOLDINGS, INC.	)
in the presence of: Eric Green, Assistant Secretary	)	/s/ Eric Green

SIGNED By Fritz Horlacher	)	/s/ Fritz Horlacher
)
for and on behalf of	)
PHARMACO INVESTMENTS LTD	)
(formerly known as Transfarma Holdings Limited))
)
in the presence of: Elaine J. Cheung	)	/s/ Elaine J. Cheung

SIGNED By Derek Lau	)	/s/ Derek Lau
)
for and on behalf of	)
ASIA PACIFIC PHARMACEUTICAL	)
HOLDINGS PTE. LTD.	)
in the presence of: Dawn Chan	)	/s/ Dawn Chan